Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Landstar System, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-76340 and No. 33-94304) on Form S-8 of Landstar System, Inc. of our reports dated February 23, 2010, with respect to the consolidated balance sheets of Landstar System, Inc. and subsidiary as of December 26, 2009 and December 27, 2008, and the related consolidated statements of income, changes in equity, and cash flows for the fiscal years ended December 26, 2009, December 27, 2008 and December 29, 2007, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 26, 2009, which reports appear in the December 26, 2009 annual report on Form 10-K of Landstar System, Inc.

/s/ KPMG LLP

February 23, 2010
Jacksonville, Florida
Certified Public Accountants